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                                                                   EXHIBIT 23.02

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Hybrid Networks, Inc., of our report dated February 16, 2001, relating to the balance sheets as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K including amendments of Hybrid Networks, Inc.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

/s/ HEIN + ASSOCIATES LLP


HEIN + ASSOCIATES LLP
Certified Public Accountants
Orange, California
September 21, 2001